UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

March 14, 2007

RAYONIER INC.

COMMISSION FILE NUMBER 1-6780

Incorporated in the State of North Carolina

I.R.S. Employer Identification Number 13-2607329

50 North Laura Street, Jacksonville, Florida 32202

(Principal Executive Office)

Telephone Number: (904) 357-9100

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a12)

☐	Precommencement communications pursuant to Rule 14d2(b) under the Exchange Act (17 CFR 240.14d2(b))

☐	Precommencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2007, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Rayonier Inc. (the “Company”), approved the Rayonier Annual Corporate Bonus Program for 2007 (the “Program”) under the 2004 Rayonier Incentive Stock and Management Bonus Plan. The Program covers our named executive officers, who are referred to as Covered Executives, as well as other corporate and operating employees.

Under the Program, target bonus awards, calculated as a percentage of base salary at the end of the performance period, are established for each participant. Target awards are adjusted in the discretion of the Committee based on the achievement of Corporate and, if applicable, Business Unit performance factors. The performance factors are calculated based on actual performance as compared to budget using the following metrics:

Corporate Performance Factor (“CPF”):

•	Net Income (weighted at 45%)
•	Cash Available for Distribution (weighted at 40%)
•	Return on Total Capital (weighted at 15%)

Business Unit Performance Factor (“BUPF”):

•	Operating Income (weighted at 45%)
•	Cash Available for Distribution (weighted at 40%)
•	Return on Capital Employed (weighted at 15%)

The preliminary bonus award for each Covered Executive is equal to 200% of the Covered Executive’s target award, and reduced to zero if the Company fails to attain at least 85% of the target CPF (and BUPF(s), if applicable). In addition, in determining the actual award for a Covered Executive, the Committee, in its sole discretion, can reduce the preliminary bonus award taking into account the actual CPF/BUPF(s) generated, the Covered Executive’s performance against his or her identified individual performance objectives, the recommendation of the CEO, and such other matters as the Committee deems appropriate.

The bonus award, if any, to a Covered Executive is to be paid following the close of the fiscal year and may be paid in cash, stock or a combination thereof, in the Committee’s discretion. Bonus awards for participants other than Covered Executives, if any, shall be paid in cash.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Program, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1 Rayonier Annual Corporate Bonus Program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYONIER INC. (Registrant)

BY:	/s/ Carl E. Kraus
Carl E. Kraus Senior Vice President, Finance

March 19, 2007